Exhibit 99.1

Remarks of Cryomass Technologies Inc CEO, Mr. Christian Noël, at the June 12, 2023 Annual Meeting of Stockholders of the Company

Good day everyone and thank you for joining us for CryoMass Technologies' 3rd annual meeting of shareholders.

This is one of the most important dates in the Cryomass Technologies calendar.

It is when , as a shareholder, you hear directly from us and more importantly, it is an opportunity to hear directly from you and address questions you might have.

Ultimately, this is our shareholder's company and we don't take that lightly.

I am happy to report on significant progress with our groundbreaking new technology.

It has been nearly two years since our acquisition of all intellectual property from CryoCann USA Corp. Since then, we have progressed from the initial design phase to the completion of our first prototype and the commencement of the testing phase. After finalizing the build of our Beta system, we successfully installed it at Redtape's Coastal Refinement Solutions processing center in Monterey, California.

Working collaboratively with Coastal Refinement Solutions' extraction team, CryoMass' technical team conducted a series of trial runs on the beta unit and identified areas for optimization to enhance the system's performance. Following the completion of the initial trial runs, the unit was returned to the manufacturer for the implementation of necessary modifications before commencing the second series of biomass testing runs.

We are pleased to announce that the Beta unit is now prepared to commence commercial-level processing. While this beta unit will not have the same processing capacity as our first serial production unit, it is capable of processing a substantial amount of biomass for industry participants based in California. CryoMass, together with our operational partner RedTape, has initiated the showcasing of the system and processing of introductory batch runs of biomass, marking the first steps toward establishing contractual processing agreements for larger quantities of biomass.

Simultaneously, CryoMass has been diligently planning the manufacturing and deployment of additional units in other key markets. We are currently engaged in advanced discussions with several companies in three different geographical areas, which present significant revenue potential for our company. Our pipeline of interested companies is robust and geographically diverse, and we are prioritizing companies with substantial cultivation and processing footprints. Our focus has been to engage with established companies to gain a deeper understanding of their specific needs and identify key areas where CryoMass can provide value.

Although the testing and optimization phase of the CryoMass system took longer than anticipated, we are now prepared to enter the revenue generation phase with our Beta system in California. Furthermore, we plan to deploy at least two additional systems before the end of this year. Many cannabis and hemp cultivators and processors have been closely following the evolution of this groundbreaking technology, and their eagerness to integrate it into their operations aligns with our enthusiasm.

Thank you once again for your continued support, and we look forward to a successful year ahead for CryoMass Technologies.